Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements of Esports Entertainment Group, Inc. (the “Company”) on Form S-3 (Nos. 333-252370, 333-274542 and 333-258822) and Form S-8 (No. 333-250970) of our report dated October 13, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Esports Entertainment Group, Inc. as of June 30, 2023 and 2022 and for the years ended June 30, 2023 and 2022, which report is included in this Annual Report on Form 10-K of Esports Entertainment Group, Inc. for the year ended June 30, 2023.

/s/ Marcum llp

Marcum llp

Marlton, New Jersey

October 13, 2023